Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:               11:00 a.m. August 7, 2024

United Bancorp, Inc. Reports 2024 Second Quarter and Six-Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.30 and net income of $1,739,00 for the three months ended June 30, 2024. For the first six months of the current year, UBCP reported diluted earnings per share of $0.64 and net income of $3,732,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the solid earnings and, overall, stable performance of United Bancorp, Inc. (UBCP) for the second quarter ended June 30, 2024 and year to date. For the quarter, our Company produced net income and diluted earnings per share results of $1,739,000 and $0.30, which were respective decreases of $540,000 and $0.10 from the results achieved for the second quarter of the previous year. For the first six months of 2024, UBCP produced net income and diluted earnings per share of $3,732,000 and $0.64, which were respective decreases of $436,000 and $0.09 compared to the results achieved for the same period in 2023. As we navigated the first six months of 2024, our Company, like most companies operating in the financial services industry, are fighting the battle of both net interest margin compression and limited or decreasing growth as interest rates remained elevated and economic activity was relatively stagnant. As we started the current year, the interest rate forecast by most economists and the financial markets indicated that we could expect up to seven rate cuts throughout the year, which, overall, was projected to be favorable for our industry as it would help control funding costs. As we progressed through the first half of the current year and ended the second quarter, interest rates have been higher for longer than anticipated, with the potential of fewer rate cuts this year. This higher for longer posturing of the Federal Open Market Committee of the Federal Reserve (FOMC) is creating challenges for our industry by putting pressure on the net interest margins and bottom-line performances of many financial institutions. In addition, it has also been challenging for many financial institutions to grow their balance sheets and optimally leverage their capital as economic activity in the current year has been fairly stagnant overall, as evidenced by a somewhat weak Gross Domestic Product (GDP) at present. Our Company is not immune from these challenges influenced by current monetary policy and macroeconomic trends as seen in our performance for the current quarter and year-to-date in 2024 in comparison to the same periods in the previous year, which were some of the highest performing periods in our Company’s history. Regardless of these challenges and all things considered at present, we are generally satisfied with the current performance of our Company. We firmly believe that these challenges will be short-lived and will be overcome as we execute on some of our strategic objectives and get a return on current capital investments over the course of the next twelve to twenty-four months, which should lead to higher levels of growth and improved performance in future periods.”

Greenwood continued, “At June 30, 2024 and as previously mentioned, United Bancorp, Inc. (UBCP) did produce a lower level of earnings for the most recently ended quarter and year-to-date relative to the same periods last year. Like most other financial institutions in the current “higher for longer” interest rate environment in which we are operating, our Company did also experience a decline in the level of net interest income that it achieved and a decrease in its net interest margin. Even though our total interest income realized on a year-over-year basis through mid-year was higher by $2.0 million, or 11.5%, our total interest expense increased by $2.5 million, or 52.0%, during the same period. Accordingly, year-over-year, the level of net interest income that we achieved declined by ($451,000), or (3.5%), to a level of $12.3 million and our net interest margin declined by 4 basis points from 3.58% to 3.54%. Encouragingly, though, during the second quarter of 2024, our Company was able to better control the rate of increase in total interest expense and experienced a deceleration in the decline of its net interest income, which was down by a more modest ($143,000) or (2.3%). Ultimately, we are happy with this present trend, which has led to a linked-quarter improvement in our Company’s net interest margin of 8 basis points, increasing from 3.46% in the first quarter of 2024 to 3.54% in the second quarter. We are optimistic that this trend will continue into the second half of this year.” Greenwood further explained, “Even though our Company’s total assets declined from last year by ($8.5million), or (1.0%), to a level of $821.8 million due to a runoff of retail deposit funding and cash balances, we were able to generate a higher level of total interest income due to our loans outstanding continuing to reprice in a higher interest rate environment, along with our gross loans increasing by $21.6 million, or 4.7%, to a level of $484.5 million as of June 30, 2024. In addition, our investment securities balances increased by $4.1 million, or 1.7%, year-over-year to a level of $244.2 million. But, as mentioned, this increase in total interest income was more than offset by the increase in total interest expense experienced by UBCP. Our Company’s total interest expense increased even though total deposits decreased by ($20.4) million, or (3.2%), as of the most recently ended quarter. The increase in our Company’s total interest expense can be attributed to both the change in the mix of our retail depository funding from lower cost demand and savings balances to higher cost term funding, along with having a previously disclosed $75.0 million Federal Home Loan Bank (FHLB) Advance--- which we originated in mid-March 2023--- for the entirety of this year. Relating to the change in the mix of our retail funding, lower cost demand and savings balances decreased by ($39.8) million, or (8.0%), while higher cost time balances increased by $19.4 million or 13.5%. Of significance, our Company does not have any brokered deposits and total uninsured deposits as of June 30, 2024 totaled 17.2% of total deposits, which is very low compared to industry standards and is strongly indicative of our Company’s focus on building strong relationships with long-term, core deposits.”

Lastly, Greenwood stated, “Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio. As of June 30, 2024, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.15 million, or 0.24% of gross loans, which is up from last year by $463,000… but, down on a linked-quarter basis by $284,000 or 6 basis points. Also, as of the most recently ended quarter, United Bancorp, Inc.’s (UBCP) nonperforming assets to total assets was a very respectable 0.46%, a 1 basis point decline from last year and a 5 basis point decline from the first quarter of 2024. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off of ($117,000), which annualized is (0.05%) of average loans and primarily related to a single relationship. With some of the economic uncertainty and macroeconomic trends at present, for the first time in several quarters our Company had a provision for credit loss expense of $104,000 for the quarter and year-to-date (versus a negative provision for credit loss expense the previous year), which was an increase on a year-over-year basis of $250,000. For the six months ended June 30, 2024, this year-over-year increase in the provision for credit loss expense caused a decrease in our Company’s diluted earnings per share of approximately $0.04.” Greenwood concluded, “With the increased provision for credit loss expense in the current year and continued solid credit quality-related metrics, our Company’s total allowance for credit losses to total loans of 0.82% and its total allowance for credit losses to nonaccrual loans 1102% as of June 30, 2024. Overall, we firmly believe that we are presently well reserved with very strong coverage. In addition, our Company remains very well capitalized by industry standards seeing its tangible shareholders equity increase year-over-year by $2.3 million, or 4.1%, to a level of $59.7 million and its tangible book value per share increase by $0.24, or 2.5%, to a level of $10.03 at the most recently ended quarter.”

Scott A. Everson, President and CEO stated, “United Bancorp, Inc. (UBCP), like most banking organizations, is currently feeling the pressure of operating in an environment wherein monetary policy has driven interest rates higher for a longer duration than many of us anticipated--- which is creating different challenges for us and most banks. But, overall, we are very happy with the solid financial performance that our Company achieved during the second quarter and first six months of 2024. As previously mentioned, even though UBCP experienced year-over-year, double-digit percentage growth in the level of total interest income that it generated for the first six months ended June 30, 2024, our Company experienced a greater increase in the total interest expense that it incurred, which caused the aforementioned decline in our net interest income. Fortunately for our Company, taking the $75.0 million advance from the Federal Home Loan Bank (FHLB) toward the end of the first quarter of last year (at terms which are now considered very competitive) has helped us to somewhat mitigate this decline in our net interest income by affording us the ability to be more selective in the pricing of our offering rates on our interest-bearing depository products while maintaining adequate levels of liquidity. Over the course of the second quarter of this year, we actually saw the rate of decline in the level of net interest income that we achieved actually lower somewhat over that of the first quarter of 2024 and our net interest margin improve on a linked quarter basis. With a present net interest margin of 3.54% as of June 30, 2024, we believe that this performance metric compares favorably to that of our peer group and industry at present.”

Everson continued, “With the current pressure on our net interest margin and net interest income, United Bancorp, Inc. (UBCP) is focused on controlling its net noninterest margin while continuing with a focus of prudently growing our Company and remaining relevant in a very challenging and competitive environment. Regarding the noninterest income-side of the noninterest margin, some fee generating services and lines of business continue to be under attack by both regulatory and political authorities, which has ultimately put pressure on the level of noninterest income that our Company is able to realize. Accordingly (and, instead of dwelling on this negative reality), UBCP is looking to find new alternatives to generate additional levels of both noninterest income and other sources of revenue. One of these new alternatives is our focus on enhancing our mortgage origination function with the development of Unified Mortgage, which is beginning to help our Company generate higher levels of fee income with the heightened production and sale of secondary market mortgage products, along with the enhancement of our interest income levels through the origination of higher levels of portfolio-type mortgage products. Another alternative is our stronger commitment to developing our Treasury Management function, which offers fee-based services to our commercial customers in the areas of cash management and payments that produce noninterest income… in addition to helping to control interest expense by generating a higher level of low or no-cost depository balances for our Company. Lastly, another alternative to enhancing the overall performance of UBCP (and, one that should strongly contribute to our Company attaining its goal of growing its total assets to a level of $1.0 billion or greater) is the development of our newest banking center, which is currently under construction in the highly favorable market of Wheeling, West Virginia and should be completed for opening by mid-2025. Our Company already has many solid customer relationships in this coveted marketplace and we firmly believe that by finally having a “brick-and-mortar” location therein, we will be able to more fully leverage these already existing relationships, while having the opportunity to build many new relationships within this prime market.” Everson further stated, “Obviously, these new alternatives that can lead to additional noninterest income and revenue enhancement opportunities for UBCP do have a cost, which already has and will continue to lead to additional expense or overhead for our Company. But, sometimes you have to take one-step back in order to take several-steps forward and that is what we firmly believe that we are doing by undertaking these new initiatives. With the revenue challenges that both we and the players within our industry are currently facing, we strongly feel that now is the time for our Company to focus on enhancing and expanding existing lines of business and growing new lines of business… thus, achieving the organic growth that will lead to the continued and future relevance of UBCP.”

Everson further mentioned, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first six months of 2024, we, once again, paid both our regular cash dividend, which increased by $0.02 to a level of $0.3475, and a special cash dividend of $0.15… for a total payout of $0.4975 in the current year. This is an increase for the quarter and the year of $0.01, or 6.1%, $0.02, or 4.2%, respectively. This total dividend payout level for the current year produces a near-industry leading total dividend yield of 6.8%. This total dividend yield is based on our second quarter cash dividend on a forward basis, plus the special dividend (which combined total $0.85) and our quarter-end fair market value of $12.55. On a year-over-year basis as of June 30, 2024, the fair market value of our Company’s stock was up slightly from the prior year and our Company’s market price to tangible book value was 125%, which compares favorably to our peer group.”

Everson concluded, “Considering that we continue to operate in a concerning economic and challenging industry-related environment, we are very pleased with our current performance and future prospects. Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfil our intermediate and longer-term goals and produce above industry average earnings and overall performance. As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of June 30, 2024, United Bancorp, Inc. has total assets of $821.8 million and total shareholders’ equity of $60.6 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. ("UBCP")

	For the Three Months Ended June 30,		%	$
	2024	2023	Change	Change
Earnings
Interest income on loans	$6,774,227	$5,954,031	13.78%	$820,196
Loan fees	210,687	172,328	22.26%	$38,359
Interest income on securities	2,893,288	3,159,910	-8.44%	$(266,622)
Total interest income	9,878,202	9,286,269	6.37%	$591,933
Total interest expense	3,676,520	2,941,457	24.99%	$735,063
Net interest income	6,201,682	6,344,812	-2.26%	$(143,130)
(Credit) Provision for credit losses - loans	234,499	(146,250)	-260.34%	$380,749
(Credit) Provision for credit losses - off balance sheet commitments	(130,000)	-	N/A	$(130,000)
(Credit) Provision for Credit Loss Expense	104,499	(146,250)
Net interest income after (Credit) Provision for credit losses	6,097,183	6,491,062	-6.07%	$(393,879)
Service charges on deposit accounts	717,557	777,523	-7.71%	$(59,966)
Net realized gains on sale of available-for-sale securities	78,517	-	N/A	$78,517
Net realized gains on sale of loans	117,940	7,088	1563.94%	$110,852
Other noninterest income	270,076	261,736	3.19%	$8,340
Total noninterest income	1,184,090	1,046,347	13.16%	$137,743
Total noninterest expense	5,668,133	5,089,269	11.37%	$578,864
Earnings before income taxes	1,613,140	2,448,140	-34.11%	$(835,000)
Income tax (benefit) expense	(126,827)	167,716	-175.62%	$(294,543)
Net income	$1,739,967	$2,280,424	-23.70%	$(540,457)

Per share
Earnings per common share - Basic	$0.30	$0.40	-25.00%
Earnings per common share - Diluted	0.30	0.40	-25.00%
Cash dividends paid	0.1750	0.1650	6.06%

Shares Outstanding
Average - Basic	5,629,558	5,496,049	—
Average - Diluted	5,629,558	5,496,049	—

For the Six Months Ended June 30,	%	$
2024	2023	Change	Change
Earnings
Interest income on loans	$13,398,075	$11,582,789	15.67%	$1,815,286
Loan fees	349,016	352,375	-0.95%	$(3,359)
Interest income on securities	5,751,933	5,559,206	3.47%	$192,727
Total interest income	19,499,024	17,494,370	11.46%	$2,004,654
Total interest expense	7,182,515	4,726,587	51.96%	$2,455,928
Net interest income	12,316,509	12,767,783	-3.53%	$(451,274)
(Credit) Provision for credit losses - loans	234,499	(146,250)	-260.34%	$380,749
(Credit) Provision for credit losses - off balance sheet commitments	(130,000)	-	N/A
(Credit) Provision for Credit Loss Expense	104,499	(146,250)	-171.45%	$250,749
Net interest income after (Credit) provision for credit losses	12,212,010	12,914,033	-5.44%	$(702,023)
Service charges on deposit accounts	1,420,311	1,498,360	-5.21%	$(78,049)
Net realized loss on sale of available-for-sale securities	(115,685)	-	N/A	$(115,685)
Net realized loss on sale of loans	195,463	7,088	2657.66%	$188,375
Other noninterest income	550,325	556,450	-1.10%	$(6,125)
Total noninterest income	2,050,414	2,061,898	-0.56%	$(11,484)
Total noninterest expense	10,506,037	10,526,886	-0.20%	$(20,849)
Earnings before income taxes	3,756,387	4,449,045	-15.57%	$(692,658)
Income tax expense	23,508	281,010	-91.63%	$(257,502)
Net income	$3,732,879	$4,168,035	-10.44%	$(435,156)

Per share
Earnings per common share - Basic	$0.64	$0.73	-12.33%
Earnings per common share - Diluted	0.64	0.73	-12.33%
Cash dividends paid	0.4975	0.4775	4.19%
Annualized yield based on quarter end close (excluding special dividend)	5.56%	5.47%	0.09%

Shares Outstanding
Average - Basic	5,565,391	5,490,620	—
Average - Diluted	5,565,391	5,490,620	—
Common stock, shares issued	6,188,141	6,043,851	—
Shares held as Treasury	236,863	179,363	—
At quarter end
Total assets	$821,814,882	$830,283,563	-1.02%	$(8,468,681)
Total assets (average)	823,684,000	800,813,000	2.86%	$22,871,000
Other real estate and repossessions ("OREO")	3,392,610	3,474,625	-2.36%	$(82,015)
Gross loans	484,514,415	462,870,965	4.68%	$21,643,450
Allowance for loan losses	3,989,255	4,281,491	-6.83%	$(292,236)
Net loans	480,525,160	458,589,474	4.78%	$21,935,686
Non-accrual loans	362,051	397,963	-9.02%	$(35,912)
Loans past due 30+ days (excludes non accrual loans)	785,046	286,587	173.93%	$498,459
Net loans charged-off (recovered)	117,418	(9,925)	-1283.05%	$127,343
Net overdrafts charged-off	46,011	53,680	-14.29%	$(7,669)
Net charge-offs	163,429	43,755	273.51%	$119,674
Average loans	479,614,000	460,184,000	4.22%	$19,430,000
Cash and due from Federal Reserve Bank	37,569,765	81,762,785	-54.05%	$(44,193,020)
Average cash and due from Federal Reserve Bank	44,968,000	64,148,000	-29.90%	$(19,180,000)
Securities and other restricted stock	244,150,129	240,032,267	1.72%	$4,117,862
Average securities and other restricted stock	244,818,000	243,348,000	0.60%	$1,470,000
Total deposits	623,188,540	643,615,877	-3.17%	$(20,427,337)
Non interest bearing demand	146,552,696	145,170,414	0.95%	$1,382,282
Interest bearing demand	185,583,782	216,214,670	-14.17%	$(30,630,888)
Savings	127,865,757	138,392,675	-7.61%	$(10,526,918)
Time < $250,000	129,030,646	109,605,135	17.72%	$19,425,511
Time > $250,000	34,155,659	34,232,983	-0.23%	$(77,324)
Average total deposits	622,656,000	645,703,000	-3.57%	$(23,047,000)
Advances from the Federal Home Loan Bank	75,000,000	75,000,000	0.00%	$-
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	75,000,000	N/A	$-
Subordinated debt (net of unamortized issuance costs)	23,817,155	23,756,279	0.26%	$60,876
Securities sold under agreements to repurchase	30,434,710	23,689,956	28.47%	$6,744,754
Stockholders' equity	60,597,763	58,408,393	3.75%	$2,189,370
Goodwill and intangible assets (impact on Stockholders' equity)	879,793	1,017,296	-13.52%	$(137,503)
Tangible stockholders' equity	59,717,970	57,391,097	4.05%	$2,326,873
Accumulated other comprehensive loss (AOCI) impact on Stockholders' equity	(11,219,599)	(9,722,090)	15.40%	$(1,497,509)
Stockholders' equity (average)	60,498,000	58,575,000	3.28%	$1,923,000
Stock data
Market value - last close (end of period)	$12.55	$11.97	4.85%
Dividend payout ratio (excludes special dividends paid)	54.30%	44.86%	9.43%
Price earnings ratio	10.20	x	8.20	x	2.00%
Book value per share	$10.18	$9.96	2.21%
Tangible book value per share	$10.03	$9.79	2.45%
Market price to book value	123.28%	120.18%	3.10%
Market price to tangible book value	125.12%	122.27%	2.85%
Key performance ratios
Return on average assets (ROA)	0.91%	1.04%	-0.13%
Return on average equity (ROE)	12.34%	14.23%	-1.89%
Net interest margin (federal tax equivalent))	3.54%	3.58%	-0.04%
Interest expense to average assets	1.74%	1.18%	0.56%
Total allowance for loan losses
to nonaccrual loans	1101.85%	1075.85%	26.00%
Total allowance for loan losses
to total loans	0.82%	0.92%	-0.10%
Total past due and nonaccrual loans to gross loans	0.24%	0.15%	0.09%
Nonaccrual loans and OREO to total assets	0.46%	0.47%	-0.01%
Net charge-offs (recoveries) to average loans	0.07%	0.02%	0.05%
Equity to assets at period end	7.37%	7.03%	0.34%